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                                                                  EXHIBIT 10.16a


                         DEFERRED COMPENSATION AGREEMENT

                  THIS AGREEMENT made this 4th day of May, 2000, by and between Pennzoil-Quaker State Company, a Delaware corporation (the "Company"), and James
J. Postl ("Employee").

                                   WITNESSETH:

                  In consideration of the agreements hereinafter contained, the parties herein agree as follows:

         (1) Continued Employment. Effective June 1, 2000, Employee agrees to serve the Company as President and Chief Executive Officer of Pennzoil-Quaker State Company or in such other executive capacity as may be determined from time to time by the Board of Directors of the Company (the "Board of Directors") until he shall have reached age 65 or such earlier age as may be specifically agreed to in writing by the Board of Directors. Employee further agrees to devote his normal working time to the business interests and activities of the Company and to perform the duties and responsibilities assigned to him by the Board of Directors to the best of his ability and with reasonable diligence.

         (2) Deferred Compensation. In consideration of the services to be performed by Employee under this Agreement, the Company agrees to pay to Employee or in respect of Employee the deferred compensation payments, death benefit payments and medical expense reimbursement payments described in this Agreement in addition to the salary determined by the Board of Directors from time to time and benefits payable under employee benefit plans and programs of the Company. Employee shall be entitled to participate in all such employee benefit plans and programs of the Company as may be in effect from time to time, including, without limitation, the Pennzoil-Quaker State Company Salaried Employees Retirement Plan (the "Retirement Plan"), the Pennzoil-Quaker State Company Savings and Investment Plan (the "Savings and Investment Plan"), the group disability plans (i.e., the "Short-Term Disability Plan"), the group life insurance plan and the group hospitalization and medical benefits plan.

         (3) Benefit. If Employee shall continue in the employment of the Company from the date hereof until he shall have reached age 65 or such earlier age as may be specifically agreed to in writing by the Board of Directors, then upon Employee's termination of employment with the Company for any reason other than death at any time thereafter, Employee shall be entitled to monthly payments of deferred compensation for the remainder of his life equal to the excess of (a) 57% of the sum of (i) Employee's monthly salary as in effect on the date of his termination of employment and (ii) the average one-twelfth of the annual bonuses paid to Employee for the three calendar years preceding the year in which his termination of employment occurs, over (b) the total of the monthly amounts payable to Employee during each applicable month from the Retirement


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Plan, the U.S. Social Security Act, the Company's Short-Term Disability Plan,
the Company's Long-Term Disability Plan, the Company's Supplemental Disability Plan, and from any retirement plan with a former employer (whether or not received in the form of monthly payments).

         (4) Death Prior to Termination of Employment or After Commencement of Benefits. In the event of Employee's death on or after the date hereof, while in the employment of the Company or after Employee's commencement of benefits under this Agreement, his spouse shall be entitled to receive for her lifetime a monthly spouse death benefit equal to one-half of the benefit payable to Employee under clause (a) of paragraph (3) above less the total of the monthly amounts payable to the spouse during each applicable month from the Retirement Plan, the U.S. Social Security Act, the Company's Salary Continuation Plan, and from any other retirement plan with a former employer (whether or not received in the form of monthly payments) of Employee.

         (5) Medical Expenses Reimbursement. If for any reason Employee is no longer covered under the Pennzoil-Quaker State Company Medical Expenses Reimbursement Plan during his lifetime, during any period that benefits are payable under paragraph (3) Employee shall be entitled to reimbursement of medical expenses in the same manner and to the same extent as if his coverage under such plan as of the date hereof had continued in full force and effect. In addition, if Employee dies after having commenced his benefits under this Agreement, any medical expenses of his spouse and dependents will be reimbursed in the same manner and to the same extent as if coverage under the Pennzoil-Quaker State Company Medical Expenses Reimbursement Plan as of the date hereof had continued in full force and effect. Any reimbursement of medical expenses pursuant to this paragraph (5) shall be made only if the medical expense, or portion thereof, sought to be reimbursed is not otherwise reimbursable or paid by another plan or program of the Company or by U.S. Social Security, Medicare, Medicaid or any analogous state or federal program, assuming in all cases that any person eligible for such otherwise reimbursable expense had properly applied for reimbursement from such federal or state program.

         (6) Prohibition Against Assignment. The right of Employee to benefits under this Agreement shall not be assigned, transferred, pledged or encumbered in any way, and any attempted assignment, transfer, pledge, encumbrance or other disposition of such benefits shall be null and void and without effect.

         (7) Interpretation. The Compensation Committee of the Board of Directors or such other committee of the Board of Directors as may be designed by the Board of Directors from time to time (the "Committee") shall have full power and authority to interpret, construe and administer this Agreement. Such Committee's interpretation and constructions of this Agreement, including a determination of the amount of any benefit to be payable hereunder, shall be binding and conclusive upon Employee for all purposes. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation of this Agreement unless it is attributable to his own willful misconduct or lack of good faith.


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         (8) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Employee, his spouse, his heirs, executors, administrators and legal representatives.

         (9) Applicable Laws. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and Employee has hereunto set his hand as of the date first above written.

                                          PENNZOIL-QUAKER STATE COMPANY



                                          By /s/ JAMES L. PATE
                                             ---------------------------
                                               James L. Pate
                                               Chairman of the Board and
                                               Chief Executive Officer


/s/ JAMES J. POSTL
---------------------------
James J. Postl


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